November 30, 2011
Via Federal Express

Mr. Justin B. Borus
Managing Partner
Lazarus Investment Partners LLLP
3200 Cherry Creek South Drive, Suite 670
Denver, Colorado 80209

Re:  Lazarus Investment Partners’ correspondence dated November 8, 2011

Dear Mr. Borus:

I am in receipt of your letter dated November 8, 2011 which was forwarded to the entire Board.  We appreciate your perspective as a significant holder of Perceptron common stock.

We understand your focus on the performance and future strategic direction of Perceptron, as these areas are actively reviewed and discussed by both the Board and management team.  Perceptron’s Board and management continually engage in evaluating strategic opportunities that will shape the future of our Company.  We regularly review a broad range of alternatives, including those highlighted in your letter, and we will continue to investigate and review such options in the future.

We undertake strategic planning for the company in a consistent and deliberate manner.  Operationally, we regularly consider the performance of both the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU) in determining how best to invest for future growth and the enhancement of shareholder value.  The Board and management also conduct multiple strategic planning meetings annually.  The most recent one was held in August of this year to discuss the strategic direction for each of our business units and for driving future growth.  The discussions have covered all of Perceptron’s business operations and have included a broad variety of options for the future of Perceptron.

We have a strong Board with diverse backgrounds and substantial experience and expertise in Perceptron’s core technologies and business segments.  They have provided Perceptron with invaluable strategic direction.  Moreover, we are pleased with the efforts of our management team to date, especially the return of the Company to profitability in fiscal 2011 after the very substantial downturn in the automotive market and the broader economy in 2009 and 2010.

We agree with you that Perceptron’s stock is significantly undervalued and we have implemented strategic plans to address this issue.  The Board and management remain very active in our efforts to diversify Perceptron’s business operations.  For example, in IBU we continue to invest in new market-leading technologies such as Helix® and markets such as China that we believe will be essential to future profitable growth and public recognition of Perceptron’s value.  CBU was initially very successful but, due to the unforeseeable economic downturn, we were not able to sustain the growth in this business unit.  However, the Company has worked hard to rebuild this business, developing four market verticals with well known, market-leading brands.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Mr. Justin B. Borus
Lazarus Investment Partners LLLP
November 30, 2011

While the economy has impacted all of our businesses, we do not believe that the market verticals we have focused on in CBU are any more challenged than the economy in general.  As we have noted publicly, we are concerned with the bookings across all four of our vertical partners and we are actively working with our partners to address our concerns.  We are monitoring this situation very closely and will take action as necessary to address these concerns.

Regarding the disposition of Perceptron’s cash, you are certainly aware of the considerations and constraints which we have shared with investors on a number of occasions.  Distribution of cash to shareholders is constrained by, among other considerations, the fact that a significant portion of the cash is domiciled outside of the United States, raising the prospect of a significant tax liability in the event of repatriation.  Over a year ago, in October 2010, we implemented a $5.0 million share repurchase plan that is scheduled to be in place through December 31, 2011 and which you supported.  Through November 28, 2011 we have repurchased approximately 701,000 shares for approximately $4.25 million.  Our execution of the program has been limited only by compliance with the safe harbor provisions of SEC rules for such repurchase plans and the limited trading volume of our common stock.  In addition, since fiscal 2006 Perceptron has completed the repurchase of nearly two million shares at a cost of approximately $14.25 million.  Through careful planning, we have maintained a relatively steady cash balance during the past few economically challenging years which included the bankruptcies of General Motors and Chrysler.  In the future, we will continue to evaluate options for cash, based on the strategic considerations we have established, including funding current operations, funding future growth initiatives that are vital to our growth objectives, and returning cash to shareholders, principally in the form of share repurchases.

You have also raised questions related to Harry Rittenour’s and the Board’s compensation.  Mr. Rittenour has done an excellent job leading the Company.  His compensation was determined based on his job performance and a comparative study of other similarly-sized public companies.  Historically, Mr. Rittenour’s compensation level was below comparable companies and so the Board, over time, has brought his compensation up to a more comparable level.

As for Board compensation, in fiscal 2011, the six independent members of the Board received on average about $34,000 in cash compensation for their services on the Board and its committees.  As the non-executive Chairman, I receive $100,000 per year and I have taken on an active role in conjunction with Harry Rittenour in developing and overseeing the Company’s strategic direction.  The annual retainers and Board meeting fees, in fact, are below comparable companies based on comparative benchmarking studies.  Also, the members of the Board have served as consultants on several projects in the past few years at no additional cost to Perceptron.  As a result, we believe that the compensation levels of the Board and Mr. Rittenour are not unreasonable.

In conclusion, the Company is continuing to make important new investments in its core businesses and in new markets, and the Board and management are continually evaluating and refining the Company’s strategic direction.  The entire Board is committed to the long-term profitable growth of the Company and to increasing shareholder value.  Given our ongoing efforts to drive Perceptron’s future growth, we will take your comments and concerns into consideration as we weigh a broad array of options for achieving our growth objectives for the Company.

Mr. Justin B. Borus
Lazarus Investment Partners LLLP
November 30, 2011

As noted in the press release we issued today, the Company intends to engage an investment banker as part of the process of identifying and evaluating appropriate potential acquisition targets.  We will also endeavor to communicate our initiatives for increasing shareholder value regularly to all of our shareholders.

I hope this has been helpful in addressing the issues you identified.  I would be happy to continue a constructive dialogue regarding these matters.  Please feel free to contact me at any time if you have any additional questions.

Very truly yours,
/s/ W. Richard Marz
W. Richard Marz
Chairman of the Board

cc: Board of Directors, Perceptron, Inc.